EXHIBIT 10.4
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated this 18th day of June, 2008 (the “Agreement”), is entered into by and between HEALTH CARE REIT, INC., a Delaware corporation, (the “Corporation”), and DANIEL R. LOFTUS (the “Executive”).
          WHEREAS, the Corporation and the Executive entered into an Employment Agreement, effective as of December 20, 2006;
          WHEREAS, the Compensation Committee of the Corporation’s Board of Directors has approved certain modifications to the terms of such Employment Agreement; and
          WHEREAS, the Corporation wishes to assure itself of the services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Corporation for such period upon the terms and conditions set forth in this Agreement.
          NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:
     1. EMPLOYMENT
          The Corporation hereby agrees to employ the Executive as a Senior Vice President upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment and to serve in such position, and to perform the duties and functions customarily performed by a Senior Vice President of a publicly traded corporation during the term of this Agreement. In such capacity, the Executive shall report to the head of the Medical Facilities Group and to the Corporation’s Chief Executive Officer (the “CEO”) and Board of Directors and shall have such powers and responsibilities consistent with his position as may be assigned.
          Throughout the term of this Agreement, the Executive shall devote his best efforts and all of his business time and services to the business and affairs of the Corporation.
     2. TERM OF AGREEMENT
          The current term of employment under this Agreement shall expire on January 31, 2011. Upon the expiration of such term, the term of employment hereunder shall automatically be extended without further action by the parties for successive two (2) year renewal terms, unless either party shall give at least six (6) months advance written notice to the other of his or its intention that this Agreement shall terminate upon the expiration of the current term or the then current renewal term, as the case may be.
          Notwithstanding the foregoing, the Corporation shall be entitled to terminate this Agreement immediately, subject to a continuing obligation to make any payments required under

Section 5 below, if the Executive (i) becomes disabled as described in Section 5(b), (ii) is terminated for Cause, as defined in Section 5(c), or (iii) voluntarily terminates his employment before the current term of this Agreement expires, as described in Section 5(d).
     3. SALARY AND BONUS
          The Executive shall receive a base salary during the term of this Agreement at a rate of not less than $267,800 per annum for 2008, and at a rate of not less than $267,800 per annum for subsequent years, payable in substantially equal semi-monthly installments. The Compensation Committee of the Board shall consult with the CEO and review the Executive’s base salary at annual intervals, and may adjust the Executive’s annual base salary from time to time as the Committee deems to be appropriate.
          The Executive shall also be eligible to receive a bonus from the Corporation each year during the term of this Agreement, with the actual amount of such bonus to be determined by the Compensation Committee of the Corporation’s Board, using such performance measures as the Committee deems to be appropriate.
          On the date of this Agreement, the Executive shall receive a grant of shares of the Corporation’s common stock having a value of $150,000, based on the closing price of the Corporation’s common stock on the date of this Agreement. One-half of such shares shall be fully vested on the date of this Agreement and one-half shall vest on January 15, 2009.
     4. ADDITIONAL COMPENSATION AND BENEFITS
          The Executive shall receive the following additional compensation and welfare and fringe benefits:
     (a) Stock Options and Other Long-Term Incentives. The Executive has been granted incentive stock options, nonstatutory stock options and shares of restricted stock pursuant to the terms of the Corporation’s 2005 Long-Term Incentive Plan. During the remaining term of the Agreement, any additional stock options, restricted stock or other awards granted under the 2005 Long-Term Incentive Plan shall be at the discretion of the Compensation Committee of the Corporation’s Board.
     (b) Health Insurance. The Corporation shall provide the Executive and his dependents with health insurance, life insurance and disability coverage on terms no less favorable than that from time to time made available to other key employees.
     (c) Vacation. The Executive shall be entitled to up to three (3) weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.
     (d) Business Expenses. The Corporation shall reimburse the Executive for all reasonable expenses he incurs in promoting the Corporation’s business, including expenses for travel and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.
          In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Corporation as are applicable generally to other officers, and in such welfare benefit plans, programs, practices and policies of the Corporation as are generally applicable to other key employees, unless such participation would duplicate, directly or indirectly, benefits already accorded to the Executive.
     5. PAYMENTS UPON TERMINATION
          (a) Involuntary Termination. If the Executive’s employment is terminated by the Corporation during the term of this Agreement, the Executive shall be entitled to receive his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the termination date. The Executive shall also receive any nonforfeitable benefits payable to him under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan.
          If the termination is not a termination for Cause, as described in paragraph (c), a voluntary termination by the Executive as described in paragraph (d), or a result of the Executive’s death or disability, then the Corporation shall also be obligated to make a series of monthly severance payments to the Executive for each month during the remaining term of this Agreement, but not less than twelve (12) months. Each monthly payment shall be equal to one-twelfth (1/12th) of the sum of (i) the Executive’s annual base salary, as in effect on the date of termination, and (ii) the average of the annual bonuses paid to the Executive for the prior three fiscal years preceding the termination date. If the Executive obtains a replacement position with any new employer (including a position as an officer, employee, consultant, or agent, or self-employment as a partner or sole proprietor), the payments shall be reduced by all amounts the Executive receives as compensation for services performed during such period. The Executive shall be under no duty to mitigate the amounts owed to him under this paragraph (a) by seeking such a replacement position.
          Notwithstanding the preceding paragraph, if the Executive is a “specified employee” of the Corporation (or its successor) at the date of the termination, the amount of monthly severance payments which may be paid to the Executive within the first six (6) months after the date of the termination of employment shall be limited to two (2) times the lesser of (i) the Executive’s annualized compensation from the Corporation for the calendar year preceding the year of the termination, or (ii) $230,000 or such higher annual limit on the maximum annual compensation taken into account by a qualified retirement plan under Section 401(a)(17) of the Internal Revenue Code (the “Code”) as may be in effect for the year of the termination date. Any portion of the severance benefits which would otherwise have been paid to the Executive within the first six (6) months after the date of the Executive’s “separation from service” with the Corporation (as that term is defined under Section 409A of the Code and Treasury Regulation 1.409A-1(h) but for the delay imposed by this paragraph shall instead be paid to the Executive, together with interest at an annual rate equal to the interest rate specified by KeyBank for a six-

month certificate of deposit, on the first day of the first calendar month beginning at least six months following the date of the termination, or, if the Executive should die before that date, be paid to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing), as promptly as practicable after the date of death. For this purpose, a termination of the Executive’s employment shall be treated as a separation from service only if it reduces the level of services the Executive is anticipated to provide to the Corporation (whether as an employee or consultant) to less than twenty percent (20%) of the average level of bona fide services the Executive provided to the Corporation during the immediately preceding thirty-six (36) months. For this purpose, the Executive shall be considered a “specified employee” only if the Executive was a “key employee” of the Corporation within the meaning of Code Section 416(i) (without regard to paragraph (5) thereof) on December 31 of the prior calendar year. This limitation has been inserted solely in order to comply with the requirements of Section 409A(a)(2)(B) of the Code, and shall not apply if at the date of the Executive’s termination no stock of the Corporation (or its successor) is publicly traded on an established securities market or if Section 409A(a)(2)(B) of the Code is not then applicable to the Executive for any other reason.
          In addition, if the termination is not a termination for Cause as described in paragraph (c), a voluntary termination by the Executive as described in paragraph (d), or a result of the Executive’s death or disability, then:
     (i) Any stock options, restricted stock or other awards granted to the Executive under the Corporation’s 2005 Long-Term Incentive Plan shall become fully vested and, in the case of stock options, exercisable in full; and
     (ii) The Executive shall be provided continued coverage at the Corporation’s expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of his termination for the remaining term of the Agreement (but not less than six (6) months), or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer.
          (b) Disability. The Corporation shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the Executive shall be entitled to receive his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the termination date. In addition, the Corporation shall make a series of monthly disability payments to Executive, each equal to one-twelfth (1/12th) of the sum of (i) his annual base salary, as in effect at the time Executive became permanently disabled, and (ii) the average of the annual bonuses paid to the Executive for the prior three fiscal years preceding the date of disability. Payment of such disability benefit shall commence with the month following the date of the termination by reason of permanent disability and continue each month for the remaining current term of this Agreement (but not less than twelve (12) months), but shall terminate at an earlier date if the Executive returns to active employment, either with the Corporation or otherwise. Any amounts payable under this Section 5(b) shall be reduced by any amounts paid to the Executive under any long-term disability plan or other disability program or insurance policies maintained or provided by the Corporation.
          (c) Termination for Cause. If the Executive’s employment is terminated by the Corporation for Cause, the amount the Executive shall be entitled to receive from the Corporation shall be limited to his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to the fiscal year of the Corporation most recently ended, and any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation.
          For purposes of this Agreement, the term “Cause” shall be limited to (i) action by the Executive involving willful disloyalty to the Corporation, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 9 and 10 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder or involving moral turpitude; or (iv) the intentional and willful failure by the Executive to substantially perform his duties hereunder as directed by the Corporation’s CEO or President (other than any such failure resulting from the Executive’s incapacity due to physical or mental disability) after a demand for substantial performance is made on the Executive by the Board of Directors.
          (d) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment before the end of the current term of this Agreement (other than in connection with a Change in Corporate Control, as described in Section 6), the amount the Executive shall be entitled to receive from the Corporation shall be limited to his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to any fiscal years or other periods preceding the termination date, and any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans of the Corporation.
          For purposes of this paragraph, a resignation by the Executive shall not be deemed to be voluntary if, without the Executive’s prior written consent, the Executive is (1) assigned to a position other than the Senior Vice President of the Corporation (other than for Cause or by reason of permanent disability), (2) assigned duties materially inconsistent with such position, or (3) directed to report to anyone other than the head of the Medical Facilities Group or the Corporation’s CEO or Board of Directors; provided that the Executive has notified the Corporation within the first ninety (90) days following the date of such change in assignment or reporting duties that the Executive regards such change in assignment or reporting duties as grounds justifying resignation under this paragraph and the Corporation has failed to cure such change in assignment or reporting duties within thirty (30) days following its receipt of such notice from the Executive.

     6. EFFECT OF CHANGE IN CORPORATE CONTROL
          (a) In the event of a Change in Corporate Control, the vesting of any stock options, restricted stock or other awards granted to the Executive under the terms of the Corporation’s 2005 Long-Term Incentive Plan shall be accelerated (to the extent permitted by the terms of such plans) and such awards shall become immediately vested in full and, in the case of stock options, exercisable in full.
          (b) If, at any time during the period of twelve (12) consecutive months following the occurrence of a Change in Corporate Control, and during the term of this Agreement, the Executive is involuntarily terminated (other than for Cause), the Executive shall be entitled to receive a lump sum severance payment equal to the present value of a series of monthly payments for twenty-four (24) months, each in an amount equal to one-twelfth (1/12th) of the sum of (i) the Executive’s annual base salary, as in effect at the time of the Change in Corporate Control, and (ii) the average of the annual bonuses paid to the Executive for the prior three fiscal years of the Corporation ending prior to the Change in Corporate Control. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) on the date of the Change in Corporate Control.
          In addition, if the Executive is involuntarily terminated (other than for Cause) within twelve (12) months after a Change in Corporate Control, he shall be entitled to continued coverage at the Corporation’s expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of his termination, which coverage shall be continued until the expiration of the current term of the Agreement (but not less than six (6) months) or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer.
          (c) For purposes of this Agreement, a “Change in Corporate Control” shall include any of the following events:
(i) The acquisition in one or more transactions of more than twenty percent (20%) of the Corporation’s outstanding Common Stock (or the equivalent in voting power of any class or classes of securities of the Corporation entitled to vote in elections of directors) by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended);
(ii) Any transfer or sale of substantially all of the assets of the Corporation, or any merger or consolidation of the Corporation into or with another corporation in which the Corporation is not the surviving entity;
(iii) Any election of persons to the Board of Directors which causes a majority of the Board of Directors to consist of persons other than “Continuing Directors”. For this purpose, those persons who were members of the Board of Directors on May 1, 2008, shall be “Continuing Directors”. Any person who is nominated for election as a member of the Board after May 1, 2008, shall also be considered a “Continuing Director” for this purpose if, and only if, his or her nomination for election to the Board of Directors is approved or recommended by a majority of the members of the Board (or of the relevant Nominating Committee) and at least five (5) members of the Board are themselves Continuing Directors at the time of such nomination; or
(iv) Any person, or group of persons, announces a tender offer for at least twenty percent (20%) of the Corporation’s Common Stock, and the Board of Directors appoints a special committee of the Board to consider the Corporation’s response to such tender offer.
     (d)(i) If any payment, accelerated vesting or other benefit provided by the Corporation to the Executive in connection with a Change in Corporate Control, whether paid or payable pursuant to the terms of this Agreement or otherwise (a “Parachute Payment”) is determined to be a parachute payment subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest and penalties incurred by the Executive with respect to such excise tax, are referred to as the “Excise Tax”), the Corporation shall make an additional payment (the “Gross-Up Payment”) to the Executive in an amount such that the net amount of the Gross-Up Payment the Executive retains, after payment by the Executive of all taxes imposed upon the Gross-Up Payment, including, without limitation, the Excise Tax and any federal, state or local income taxes (and any interest and penalties imposed with respect thereto) on the Gross-Up Payment, will be equal to the Excise Tax liability imposed upon the Executive with respect to all Parachute Payments (other than the Gross-Up Payment).
     (ii) Notwithstanding the foregoing, if (1) any payments otherwise due to or on behalf of the Executive (determined without regard to paragraph 6(d)(i)) are subject to Excise Tax, and (2) a reduction in such payments otherwise subject to Excise Tax to an amount that is not less than ninety percent (90%) of the value of the payments otherwise subject to the Excise Tax would result in no Excise Tax being imposed with respect to any payments, then the payments to which the Executive is or will become entitled under this Agreement or otherwise shall be reduced to the extent required to avoid incurring the Excise Tax and no payments shall be made to the Executive under paragraph 6(d)(i).
          (e) Notwithstanding paragraph (b) above, if the Executive is a “specified employee” of the Corporation or its successor at the date of the termination of employment, the amount of the severance payment or payments which may be paid to the Executive within the first six (6) months after the date of the termination of employment shall be limited to two (2) times the lesser of (i) the Executive’s annualized compensation from the Corporation for the calendar year preceding the year of the termination, or (ii) $230,000 or such higher annual limit on the maximum annual compensation taken into account by a qualified retirement plan under Section 401(a)(17) of the Code as may be in effect for the year of the termination date. Any portion of the severance benefits which would otherwise have been paid to the Executive within the first six (6) months after the date of the Executive’s separation from service (as that term is defined under Section 409A of the Code and Treasury Regulation 1.409A-1(h) but for the delay imposed by this paragraph (e) shall instead be paid to the Executive, together with interest at an annual rate equal to the interest rate specified by KeyBank for a six-month certificate of deposit, on the first day of the first calendar month beginning at least six (6) months following the date of the termination, or, if the Executive should die before that date, be paid to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing) as promptly as practicable after the date of death. This limitation has been inserted solely in order to comply with the requirements of Section 409A(a)(2)(B) of the Code, and shall not apply if at the date of the Executive’s termination no stock of the Corporation or its successor is publicly traded on an established securities market or if Section 409A(a)(2)(B) of the Code is not then applicable to the Executive for any other reason.
     7. DEATH
          If the Executive dies during the term of this Agreement, the Corporation shall pay to the Executive’s estate a lump sum payment equal to the sum of the Executive’s base salary accrued through the date of death, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the date of death. In addition, the Corporation shall pay to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing) a lump sum payment equal to the present value of a series of monthly payments for each month during the remaining term of the Agreement (but not less than twelve (12) months), each in an amount equal to one-twelfth (1/12th) of the sum of (i) the Executive’s annual base salary, as in effect on the date of death, and (ii) the average of the annual bonuses paid to the Executive for the prior three fiscal years preceding the date of death. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) for the date of death. In addition, the death benefits payable by reason of the Executive’s death under any retirement, deferred compensation, life insurance or other employee benefit plan maintained by the Corporation shall be paid to the beneficiary designated by the Executive, and the stock options, restricted stock or other awards held by the Executive under the Corporation’s stock plans shall become fully vested, and, in the case of stock options, exercisable in full, in accordance with the terms of the applicable plan or plans.
     8. WITHHOLDING
          The Corporation shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.
     9. PROTECTION OF CONFIDENTIAL INFORMATION
          The Executive agrees that he will keep all confidential and proprietary information of the Corporation or relating to its business confidential, and that he will not (except with the Corporation’s prior written consent), while in the employ of the Corporation or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know.” The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Corporation) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Corporation or is otherwise in the public domain at the time of disclosure.

          The Executive recognizes that because his work for the Corporation may bring him into contact with confidential and proprietary information of the Corporation, the restrictions of this Section 9 are required for the reasonable protection of the Corporation and its investments and for the Corporation’s reliance on and confidence in the Executive.
     10. COVENANT NOT TO COMPETE
          The Executive hereby agrees that he will not, either during the employment term or during the period of one (1) year from the time the Executive’s employment under this Agreement ceases (for whatever reason), engage in any business activities on behalf of any enterprise which competes with the Corporation in the business of the passive ownership of senior housing or health care facilities, or passive investing in or lending to health care-related enterprises, including, without limitation, medical office buildings, hospitals of any kind, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, active adult projects or any similar types of facilities or projects. The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities. Notwithstanding the foregoing, nothing in this section shall restrict the Executive from becoming associated with a private law firm.
          The Executive agrees that he shall not, for a period of one year from the time his employment under this Agreement ceases (for whatever reason), or, if later, during any period in which he is receiving monthly severance payments under Section 5 of this Agreement, solicit any employee or full-time consultant of the Corporation for the purposes of hiring or retaining such employee or consultant. For this purpose, the Executive shall be considered to be receiving monthly severance payments under Section 5 of this Agreement during any period for which he would have received such severance payments had such payments not been offset by compensation received from a successor employer.
     11. INJUNCTIVE RELIEF
          The Executive acknowledges and agrees that it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Corporation shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Corporation’s right to claim and recover damages.
          It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.
     12. NOTICES
          All notices or communications hereunder shall be in writing and sent certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):
     If to the Corporation:
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, OH 43604
Attention: Senior Vice President-Administration and Corporate Secretary
     If to the Executive:
Daniel R. Loftus
5210 Heathrow Drive
Brentwood, TN 37027
The actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.
     13. SEPARABILITY
          If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
     14. ASSIGNMENT
          This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Corporation, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.
     15. ENTIRE AGREEMENT
     This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Corporation and the Executive. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

     16. GOVERNING LAW
          This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Ohio, other than the conflict of laws provisions of such laws.
          IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

Attest:	HEALTH CARE REIT, INC.

/s/ Erin C. Ibele Senior Vice President-Administration	By	/s/ George L. Chapman Chief Executive Officer
and Corporate Secretary

Witness:	EXECUTIVE:

/s/ Erin C. Ibele	/s/ Daniel R. Loftus

Daniel R. Loftus